CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated June 22, 2015 relating to the financial statements and financial highlights which appear in the April 30, 2015 annual reports to shareholders of Invesco American Value Fund, Invesco Comstock Fund, Invesco Dividend Income Fund, Invesco Energy Fund, Invesco Gold & Precious Metals Fund, Invesco Mid Cap Growth Fund, Invesco Small Cap Value Fund, Invesco Technology Fund, Invesco Technology Sector Fund and Invesco Value Opportunities Fund, ten portfolios within the AIM Sector Funds (Invesco Sector Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

August 25, 2015